Exhibit 1(c)

                               CITIFUNDS TRUST II

                          Form of Amended and Restated
                   Establishment and Designation of Series of
               Shares of Beneficial Interest (without par value)


      Pursuant to Section 6.9 of the Declaration of Trust, dated April 13, 1984, as amended and restated (the "Declaration of Trust"), of CitiFunds Trust II (formerly, Landmark Funds II) (the "Trust"), the undersigned, being a majority of the Trustees of the Trust, do hereby amend and restate the Trust's existing Establishment and Designation of Series of Shares of Beneficial Interest (without par value) in order to add two additional series of the Trust. No other changes to the special and relative rights of the existing series are intended by this amendment and restatement.

      1. The series shall be as follows:

         The new series of the Trust shall be designated as "CitiFunds Diversified U.S. Equity Portfolio" and
            "CitiFunds S&P 500 Index Portfolio."

         The other existing series of the Trust are as follows:
            "CitiFunds Small Cap Value Portfolio,"
            "CitiFunds Growth & Income Portfolio,"
            "CitiFunds Large Cap Growth Portfolio" and
            "CitiFunds Small Cap Growth Portfolio."


      2. Each series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of each series. Each Share of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its pro rata share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.

      3. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to each series as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

      4. The assets and liabilities of the Trust shall be allocated to each series as set forth in Section 6.9 of the Declaration of Trust.

      5. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created or otherwise to change the special and relative rights of any such series.

      IN WITNESS WHEREOF, the undersigned have executed this Establishment and Designation of Series on separate counterparts this 7th day of August, 1998.



________________________________         _____________________________________
PHILIP W. COOLIDGE                       RILEY C. GILLEY
As Trustee and Not Individually          As Trustee and Not Individually


________________________________         _____________________________________
DIANA R. HARRINGTON                      SUSAN B. KERLEY
As Trustee and Not Individually          As Trustee and Not Individually


________________________________         _____________________________________
C. OSCAR MORONG, JR.                     E. KIRBY WARREN
As Trustee and Not Individually          As Trustee and Not Individually


________________________________
WILLIAM S. WOODS, JR.
As Trustee and Not Individually